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                                                                   EXHIBIT 10.21

                       NURSING HOME MANAGEMENT AGREEMENT
                      [CAMBRIDGE NURSING HOME, CAMBRIDGE]

       This Management Agreement (the "Agreement") effective August 1, 1996, between Capital Senior Living, Inc., a Texas Corporation ("Manager"), and Cambridge Nursing Home Limited Liability Company, a Massachusetts limited liability company ("Lessee").

                                  WITNESSETH:

       WHEREAS, Lessee leases that certain 119 bed facility (the "Facility") located at 1 Russell Street, Cambridge, Massachusetts and commonly known as Cambridge Nursing Home.

       WHEREAS, Manager is an experienced and qualified manager in the field of long-term care management; and

       WHEREAS, Lessee desires to engage Manager, and Manager is willing, to manage the Facility, pursuant to the terms and conditions set forth herein.

       NOW THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. Retention of Manager. Lessee hereby retains Manager to provide management services in connection with the facility under the terms and conditions set forth herein.

       2. Responsibilities of Manager. During the Term, as defined below, Manager shall provide the following management consulting and advisory services to Lessee in connection with the operation of the Facility.

              A. Facility Administrator. Manager shall select and direct the performance of the Facility Administrator, who shall be responsible for the operation of the Facility and execution on a daily basis of policies established by Manager and Lessee in accordance with the Agreement.

              B. Other Personnel. Manager shall recruit, select, train, promote, and terminate the employment of all Facility personnel, which personnel shall all be deemed to be employees of Manager; establish the salary levels, personnel policies and employee benefits with respect thereto; and establish employee performance standards as needed during the Term to ensure the efficient operation of all departments within and services offered by the
                     Facility.   All Facility personnel shall be the employees
                     of Manager. Manager will also be responsible for the payment of employee payroll, benefits and related employee expenses (including payroll taxes) as part of Facility operating expenses (payable




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                     out of Facility funds) and the distribution of employee
                     income tax withholding forms at year end.

              C. Fiscal Year: Budgets. The fiscal year for the Facility shall be January 1 through December 31. Within approximately 60 days following the date of this Agreement, Manager shall review and modify the facility's current operating budget and submit this revised budget to Lessee for approval. In addition, at least forty-five
                     (45) days prior to the start of each fiscal year, Manager shall prepare and submit to Lessee for its review and approval, which approval shall not be unreasonably withheld, and annual operating budget and an annual capital expenditure budget for the following year (collectively, the "Budgets"). Thereafter, Manager shall be entitled to make or commit Lessee to make expenditures which are reflected in the Budgets, as well as expenditures which individually do not exceed 10% of the amounts set forth therein for the applicable expense item (the "Budget Threshold"). Except for emergency repairs referred to in Section 2 (I), any unbudgeted expenditures and/or expenditures in excess of the Budget Threshold shall be subject to Lessee's approval, which shall not be unreasonably withheld.

              D. Bank Accounts: Payment of Facility Expenses: Distribution of Facility Net Cash Flow. Manager shall utilize existing accounts and maintain a checking account (s) in the name of Lessee and/or the Facility, as appropriate, for the benefit and account of Lessee in a bank of Manager's selection and shall deposit therein all money received in the course of the operation of the Facility. Manager shall pay for the benefit of Lessee all expenses incurred in the operation of the Facility, including, but not limited to payment of Manager's fees and expenses hereunder, payroll, benefits and related employee expenses, repayment of working capital loans and the interest thereon and Facility debt service payments, all of which shall be paid by check drawn on such accounts. Manager shall apply revenue derived from the operation of the Facility in the following order:

                       i. Payment of Facility operating expenses (which shall include any and all costs, expenses or fees associated with the operation of the Facility), including Manager's fees and other expenses set forth in Section 4, but excluding debt service.

                      ii. Payment of Facility debt service expenses, including working capital loans, if any.

                     iii. Deposit into bank account(s) to satisfy the requirements of Section 8.





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                     iv.   The balance of the cash to Lessee.

              E. Operational Policies. Manager shall maintain all operational policies necessary to establish and maintain the operational standards appropriate for the nature of the Facility.

              F. Rent and Charges. Manager shall establish the schedules of recommended rents and charges, including any and all special charges for services rendered to the residents of the Facility.

              G. Information. Manager may develop any necessary informational material, mass media releases and other related publicity materials in connection with the Facility.

              H. Regulatory Compliance. Manager shall use its best efforts to obtain and maintain in the name of Lessee or Manager, as appropriate under applicable state law, and at the expense of Lessee, all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority necessary for the lawful operation of the Facility as a long-term care facility.

              I. Capital Equipment and Improvement. Manager shall advise Lessee as to capital equipment and Facility improvements which are needed to maintain or upgrade the quality of the Facility and said equipment, or to replace obsolete or rundown equipment. Lessee shall review and act upon Manager's recommendations as expeditiously as possible. Manager shall not be liable for any cost or liability which Lessee may incur in the event Lessee disregards Manager's recommendations. Manager shall make all necessary and approved repairs, replacements and maintenance within the budgetary limits set forth in the annual capital expenditure budget prepared by Manager pursuant to Section 2 (C). Notwithstanding any contrary provisions in this Agreement, Manager shall be entitled, without Lessee's consent, to make or commit Lessee to make unbudgeted expenditures and/or expenditures in excess of the Budget Threshold for the purposes of emergency repairs involving manifest danger to persons or property or required to avoid suspension of any necessary service at the Facility. However, in no instance shall these unbudgeted expenditures exceed $5,000 without the prior authorization of the owner.

              J. Supplies and Non-Capital Equipment. Manager shall purchase supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the annual operating budget prepared by Manager pursuant to Section 2 (C).





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              K.     Ancillary Services.  Manager shall negotiate for the
                     provision of necessary ancillary services through qualified contractors and on an ongoing basis shall review and analyze the performance of said ancillary services contractors and, if necessary, shall negotiate additional or alternative contractual arrangements therefor. If any contracts for such services are with related parties to the Manager they will not exceed the cost of similar services that could be provided by an unrelated third party.

              L. Legal Matters. Manager and Lessee shall jointly agree on appropriate legal counsel for matters pertaining to the Facility. Lessee shall be responsible for all legal fees, including allocated charges for internal counsel.

              M. Bookkeeping and Accounting. Manager shall provide bookkeeping and accounting procedures necessary for the operation of the Facility and the preparation of proper financial records. Bookkeeping and accounting procedures and systems shall be in accordance with the operation capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles.

              N. Collection of Accounts. Manager shall issue bills and collect accounts and monies owed for services and materials furnished by the Facility, and shall be entitled to enforce the rights of Lessee of the Facility as creditor under any contract of in connection with the rendering of any service; provided, however, that any expenses incurred by Manager in so doing shall be treated as Facility operating expenses, which shall be payable out of Facility funds.

              O. Reports. Manager shall prepare and provide to Lessee the following reports, which shall be due at Lessee's office no later than the 15th of each month except where otherwise stated. These reports shall reflect operations at the Facility:

                        i. Daily cash receipts journal to be faxed to Lessee on Friday of each week;

                       ii. Daily census reports to be faxed to Lessee on Friday of each week;

                      iii. Management fee calculations to be faxed to Lessee monthly on or before the 10th of the month;

                       iv.  Balance sheet;





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                        v.  Operating statement;

                       vi. Aging of accounts payable and aging of accounts receivable that ties to the balance sheet;

                      vii.  check register for the month;

                     viii. Any additional reasonable operational information which may from time to time be specifically requested by Lessee.

              P. Insurance. Manager, on behalf and at the expense of Lessee, shall obtain and maintain all such insurance coverage, which shall include property damage insurance covering the Facility and the furniture, fixtures and equipment situated therein, and comprehensive general liability and professional liability insurance, for the protection of Lessee, Manager, Facility employees and volunteers of the Facility. Notwithstanding the foregoing, Lessee shall provide all employee health and worker's compensation insurance for its employees. Any changes in insurance carrier or coverage deemed necessary by Manager shall be implemented only following review and approval by Lessee.

3. Term. This Agreement shall become effective on the day the Lessee files an application for licensure as a long term care facility with the Division of Health Care Quality of the Massachusetts Department of
       Public Health and thereby has the effect of license and shall continue in full force and effect until August 1, 2005, hereinafter referred to as the "Term", unless sooner terminated as provided in paragraph 9 below.

4. Management Fees. For services performed hereunder, Lessee shall pay to Manager the following:

              A. Management Fee. Commencing with the signing of this Agreement, Lessee shall pay to Manager seven percent (7%) of the Gross Revenues generated during the immediately preceding month and shall be payable on the 15th day of the month following that month in which revenues were actually collected. "Gross Revenues" shall mean all collected cash receipts generated by the Facility. If the services of Manager commence or terminate other than on the first day of a month, the compensation set forth in the Section 4 (B) shall be prorated for the number of days for which services are actually rendered.

              B. Expense Reimbursement. Lessee shall reimburse Manager for the following items:





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                       i.   Reasonable food, lodging and travel expenses for
                            service to the facility.

                      ii. general overhead and salaries [and other expenses permitted by the Second Amended and Restated Limited Partnership Agreement of HealthCare Properties, L.P., a Delaware limited partnership, dated as of May 31, 1995]

                     iii. Any other items set forth in this Agreement as reimbursable items.

              C. Late Charges. Lessee shall pay to Manager, to the extent permitted by applicable law, interest on any amount owing to Manager under this Agreement which is not paid when due, for any period for which any of the same is overdue (without regard to any grace period), at a rate equal to the lesser of (i) four percent in excess of the rate announced from time to time by Chase Manhattan Bank, N.A. as its prime or reference rate, as such rate may change from time to time, and (ii) the maximum rate of interest permitted by applicable law.

              D. Method of Payment. Lessee shall pay the amounts set forth in Sections 4 (B) and (C) monthly, in advance, no later than the fifteenth (15th) day of the month during which such amounts are earned or paid. Manager shall be entitled to disburse all such amounts to itself out of the accounts provided for in Section 2 (D).

       5. Proprietary Interest. The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same shall not, at any time, be utilized, distributed, copies or otherwise employed or acquired for use outside of this Facility, except with Manager's prior written consent, which Manager may withhold in its sole discretion. Neither Lessee nor Lessee's designee shall be entitled to utilize any written material or brochure outside of this Facility which Manager may have developed to document said systems, methods, procedures or controls.

       6. No Guaranty of Profitability. Lessee acknowledges that Manager does not guaranty that the Facility will be profitable.

       7. Lessee Inspection. During the term, Lessee shall have the right, upon request and at reasonable times, to inspect the Facility and to inspect and/or audit all books and records pertaining to the operation thereof.

       8. Responsibility for Funding. Lessee shall make funds available sufficient to fund payroll and all accounts payable on reasonable terms in the account (s) referred to in Section 2 (D). These funds shall be greater than or equal to the greater of





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              (A) the sum of all current and unpaid invoices (both those received and those pending), note or installment payments, payrolls, rents, expenses, management fees and other charges incident to the operation of the Facility which will become due and payable within the next succeeding 45 days, and (B) such amount as Manager, in its reasonable judgment, deems necessary for the proper operation of, or improvements or repairs to, the Facility.

       9.     Termination.

              A.     This Agreement may be terminated by the Lessee:

                            1. In the event of material breach by Manager of a material term hereof, which breach is not cured within 60 days after notice by the Lessee (unless Manager is using commercially reasonable efforts to cure such failure, in which case such period shall be extended for one year) and such failure is the result of Manager's willful misconduct, gross negligence, or unlawful act as finally determined by a court having such jurisdiction regarding such matter.

                            2. In the event that a petition in bankruptcy is filed by Manager or its permitted assignee, or in the event Manager or its permitted assignee makes an assignment for the benefit of creditors or takes advantage of an insolvency act, by notice to the manager or assignee.

                            3.  In the event that (i) Manager's or any
                     permitted assignee's corporate existence is dissolved and the duties under this Agreement are not assumed by Manager or Manager's Affiliate (ii) Manager or any permitted assignee ceases to do business for any reason, by notice to the Manager or such assignee, and the duties under this Agreement are not assumed by Manager or Manager's Affiliate.

              B. This Agreement may be terminated by Manager in the event that Manager fails to receive reimbursement of reimbursable expenses or any compensation due Manager pursuant to the terms of this Agreement, or any other compensation due Manager, and such failure continues for a period of 60 days after Managers written notice thereof to Lessee. Manager may terminate this Agreement effective immediately upon expiration of 60-day period without further notice to Lessee; provided, however, that this Agreement shall not be so terminated if the Lessee pay Manager all such expenses and compensation then due and payable on or before the expiration of said 60-day period.





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              C.     No termination of this Agreement shall affect any
                     obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

              D. Notwithstanding any earlier provisions, and as per Section N, Number 8 of the Second Amended and Restated Limited Partnership Agreement of HealthCare Properties, L.P. (the "Partnership Agreement"), the Parties' agree that should the Manager become an affiliated party (as defined in Section B of the Partnership Agreement) with the General Partners of HealthCare Properties, L.P., either Manager or Lessee may terminate this Agreement on sixty (60) days written notice; Provided however, that such cancellation provision shall be deemed waived if Manager disassociates itself from the General Partners during any such sixty
                     (60) day notice period. Alternatively, Manager may successfully avoid the sixty (60) day cancellation clause by assigning its management obligations to an unaffiliated entity reasonably judged to be capable of fulfilling the Partnership needs for such services.

       10.    Miscellaneous.

              A. Disclaimer of Employment of Facility Employees. No person employed by the Lessee will be an employee of Manager, and Manager shall have no liability for payment of their wages, payroll taxes and other expenses of employment.
                     All such persons will be employees of the Lessee, or, pursuant to Section (K) hereof, independent contractors or the employees or independent contractors.

              B.     Relationship of the Parties: Disclaimer of Liability:
                     Indemnification. The relationship of Manager to Lessee shall be that of an independent contractor and all acts performed by Manager Pursuant to this Agreement during the Term shall be deemed to be performed in its capacity as an independent contractor. Manager shall not be liable for any loss, expense or liability incurred by or asserted against Lessee, unless such loss, expense cost or liability results from the gross negligence or willful misconduct of Manager. Lessee shall indemnify and hold Manager harmless from and against any and all loss, expense, cost or liability incurred by or asserted against Manager arising from or related to the Facility; provided, however, that Lessee shall not be obligated to indemnify Manager for any loss, expense, cost or liability which results from Manager's gross negligence or willful misconduct.

              C. Employee Non-Solicitation. Recognizing the unique services provided by employee of Manager, during the Term and for a period of two (2) years after termination of this Agreement, Lessee shall not directly or





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                     indirectly solicit or employ any employees of Manager to
                     become employees of Lessee without Manager's prior written consent, which Manager may withhold in its sole discretion. Likewise, Manager shall not directly or indirectly solicit or employ any employees of Lessee to become employees of Manager without Lessee's prior written consent, which Lessee may withhold in its sole discretion.

              D. Assignment: Binding Effect. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, Notwithstanding the foregoing, Manager may assign its rights and obligations hereunder to an entity controlling, controlled by or under common control with Manager. This Agreement shall be binding upon and insure to the benefit of the permitted successors and assigns of the parties.

              E. Notices. All notices required or permitted hereunder shall be given in writing and shall be personally delivered or be sent by registered or certified mail, postage prepaid, to the following addresses or at such other places as either party shall designate in writing:

                     If to Manager:        Capital Realty Group Senior
                                           Housing, Inc.
                                           14160 Dallas Parkway
                                           Suite 300
                                           Dallas, Texas  75240
                                           Attention:  David R. Brickman


                     If to Lessee:         Cambridge Nursing Home Limited
                                           Liability Company
                                           14160 Dallas Parkway
                                           Suite 300
                                           Dallas, Texas  75240
                                           Attention: David R. Brickman

                                           Mr. James A. Stroud
                                           14160 Dallas Parkway
                                           Suite 300
                                           Dallas, Texas  75240

                     And in either instance a copy shall be sent to:

                                           Alan S. Goldberg, Esq.
                                           Goulston & Storrs
                                           400 Atlantic Avenue
                                           Boston, MA  02110-3333





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Notices shall be deemed effective upon receipt.

              F. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings, agreements or arrangements, oral or written, between the parties.

              G. Amendment. This Agreement shall not be modified or amended except by written instrument signed by both of the parties.

              H. Captions. The captions and headings used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

              I. Attorney's Fees. In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connections therewith, including reasonable attorney's fees. Reasonably attorney's fees shall include reasonable charges allocated for internal counsel.

              J. Severability. In the event one or more of the provisions of this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable laws, the validity, legality and enforceability of the remaining provisions hereof shall not, in any way, be impaired thereby.

              K. Representations. Each of the parties represents and warrants to the other as follows:

                     i. The execution, delivery and performance of this Agreement (a) are within the corporate and partnership powers of the respective parties, (b) have been duly authorized by all necessary corporate or partnership action, and (c) do not and will not (1) require any consent or approval by stockholders or partners, or (2) violate any provision of any law, rule, regulation, order, writ, judgment, decree or award presently in effect having applicability to the parties or the articles of incorporation, bylaws, partnership or joint venture agreements of the parties.

                      ii. This Agreement constitutes the valid and binding obligations of Lessee and Manager, respectively, enforceable in accordance with its terms.





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              L.     Counterparts.  This Agreement may be executed in
                     counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

              M. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

              N. Access to Records, Cost Reports and Financial Statements. Each of the parties hereby grant the other, and the appropriate governmental agency access to all contracts, books, documents and records necessary to verify the costs of any contract between any subcontractor and any Medicaid/Medicare provider in accordance with state/federal statutory and/or regulatory requirements.

IN WITNESS WHEREOF, the parties have each caused the Agreement to be duly executed by its duly authorized officer, as of the date first written above.



Lessee:                            CAMBRIDGE NURSING HOME LIMITED
                                   LIABILITY COMPANY a Massachusetts
                                   limited liability company

                                           By: Cambridge Nursing Home, Inc., its
                                           Managing Member


                                               By: /s/ David R. Brickman
                                                  ------------------------------
                                                  Its Vice President
                                                     ---------------------------
                                                  Hereunto duly authorized

Manager:                           CAPITAL SENIOR LIVING, INC.


                                            By: /s/ Keith Johnanessan
                                               ---------------------------------
                                               Its  President
                                                  ------------------------------
                                               Hereunto duly authorized





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